TRIBAND ENTERPRISE CORP.
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)

NOVEMBER 30, 2003 AND 2002

AUDITORS' REPORT

To the Shareholders of
Triband Enterprise Corp.
(An Exploration Stage Company)

We have audited the consolidated balance sheets of Triband Enterprise Corp. as at November 30, 2003 and 2002, and the consolidated statements of operations and cumulative loss, cash flows and shareholders' equity and deficit for each of the years then ended, as well as 2003, 2002 and 2001 changes to the cumulative amounts from the date of incorporation on October 7, 1994 to November 30, 2003. These financial statements, expressed in Canadian dollars, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2003 and 2002, and the results of its operations and cumulative loss, cash flows and changes in shareholders' equity and deficit for each of the years then ended, as well as 2003, 2002 and 2001 changes to the cumulative amounts from the date of incorporation on October 7, 1994 to November 30, 2003, in accordance with Canadian generally accepted accounting principles. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a consistent basis.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three-year period ended November 30, 2003 and shareholders' equity as at November 30, 2003, 2002 and 2001, to the extent summarized in Note 11 of the consolidated financial statements.

The cumulative amounts from the date of incorporation on October 7, 1994 to November 30, 2000 were audited by other auditors who expressed an opinion without reservation on these financial statements in their report dated March 30, 2001.

SADOVNICK TELFORD + SKOV

CHARTERED ACCOUNTANTS

Vancouver, BC
February 27, 2004
except as to Note 10 which is
as of March 1, 2004

Comments by Auditors for U.S Readers
On Canada-U.S. Reporting Differences

To the Shareholders of
Triband Enterprise Corp.
(An Exploration Stage Company)

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Our report to the shareholders dated February 27, 2004 except as to Note 10 which is as of March 1, 2004 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

SADOVNICK TELFORD + SKOV

CHARTERED ACCOUNTANTS

Vancouver, BC
February 27, 2004
except as to Note 10 which is
as of March 1, 2004

TRIBAND ENTERPRISE CORP.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian Dollars)
AS AT NOVEMBER 30,

	Notes	2003	2002
ASSETS			
Current			
Cash		$ 64,899	$ 126,202
Receivables		2,993	7,169
Prepaid expenses		6,075	11,014
Due from related party	7	5,350	-
		79,317	144,385
Property, plant and equipment	3	10,170	13,144
Investments	5	27,565	27,565
		$ 117,052	$ 185,094
LIABILITIES AND SHAREHOLDERS' EQUITY			
Current			
Accounts payable and accrued liabilities	7	$ 37,950	$ 18,293
Due to affiliated company	7	2,594	2,594
		40,544	20,887
NATURE AND CONTINUANCE OF OPERATIONS	1		
CONTINGENCIES	9		
Shareholders' equity			
Capital stock	6	4,995,516	4,820,016
Deficit accumulated during the exploration stage		(4,919,008)	(4,655,809)
		76,508	164,207
		$ 117,052	$ 185,094

Approved on behalf of the Board:

"Gary Freeman" Director

"Gil Atzmon" Director

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND CUMULATIVE LOSS
(Expressed in Canadian Dollars)

	Cumulative Amounts From October 7, 1994 to November 30, 2003	Years Ended November 30, 2003	2002	2001
OPERATING EXPENSES				
Amortization	$ 22,301	$ 2,974	$ 3,047	$ 3,097
Consulting fees	487,496	82,800	100,522	108,667
Exploration costs	1,654,143	27,783	57,664	19,293
Listing and transfer agent fees	165,322	20,730	23,979	24,523
Office	271,046	23,026	64,571	31,931
Professional fees	209,592	52,900	40,798	26,956
Property investigation	186,563	-	-	10,000
Rent	96,285	17,333	78	1,416
Salaries and benefits	80,308	-	-	-
Shareholders' communications	389,474	11,853	4,175	10,466
Travel	114,224	24,702	19,426	8,378
	(3,676,754)	(264,101)	(314,260)	(244,727)
Interest income	197,657	464	1,092	1,892
Investment income	27,565	-	-	-
Gain on sale of marketable securities	100,703	-	-	-
Gain (loss) on foreign exchange	159,658	438	(1,917)	(1,106)
Loss on disposal of property, plant and equipment	(7,189)	-	-	-
Impairment of mineral properties	(1,100,722)	-	-	(435,496)
Write-down of marketable securities	(374,526)	-	-	-
Write-down of investments	(245,400)	-	-	-
Net loss for the period	$(4,919,008)	$(263,199)	$(315,085)	$(679,437)
Basic and diluted loss per share		$ (0.03)	$ (0.06)	$ (0.24)
Basic and diluted weighted average common shares outstanding		7,634,435	5,712,781	2,777,293

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian Dollars)

	Cumulative Amounts From October 7, 1994 to November 30, 2003	Years Ended November 30, 2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES				
Net loss for the period	$(4,919,008)	$(263,199)	$(315,085)	$(679,437)
Items not affecting cash				
Amortization	22,301	2,974	3,047	3,097
Investment income	(27,565)	-	-	-
Gain on sale of marketable securities	(100,703)	-	-	-
Loss on disposal of property, plant and equipment	7,189	-	-	-
Impairment of mineral properties	1,100,722	-	-	435,496
Write-down of marketable securities	374,526	-	-	-
Write-down of investments	245,400	-	-	-
Changes in non-cash working capital Items				
(Increase) decrease in receivables	(2,993)	4,176	8,817	(6,000)
(Increase) decrease in prepaid expenses	(6,075)	4,939	(4,784)	15,720
Increase (decrease) in accounts payable and accrued liabilities	127,782	19,657	(1,935)	63,225
Advances from affiliated company	2,594	-	-	(2,968)
Advance to related party	(5,350)	(5,350)	-	-
Net cash (used in) operating activities	(3,181,180)	(236,803)	(309,940)	(170,867)
CASH FLOWS FROM INVESTING ACTIVITIES				
Proceeds from sale of marketable securities	488,027	-	-	-
Property, plant and equipment acquired	(45,843)	-	(6,841)	(964)
Proceeds from disposal of property, plant and equipment	6,183	-	-	-
Acquisition of mineral properties	(500,722)	-	-	(21,958)
Acquisition of marketable securities	(761,850)	-	-	-
Increase in investments	(245,400)	-	-	-
Net cash (used in) investing activities	$(1,059,605)	$ -	$ (6,841)	$ (22,922)

- Continued –

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont'd…)
(Expressed in Canadian Dollars)

	Cumulative Amounts From October 7, 1994 to November 30, 2003	Years Ended November 30, 2003	2002	2001
Continued…				
CASH FLOWS FROM FINANCING ACTIVITIES				
Issuance of capital stock, net of issuance costs	$4,305,684	$175,500	$508,150	$ -
Common shares committed to be issued	-	-	(125,000)	125,000
Net cash provided by financing activities	4,305,684	175,500	383,150	125,000
Net change in cash during the period	64,899	(61,303)	66,369	(68,789)
Cash, beginning of period	-	126,202	59,833	128,622
Cash, end of period	$ 64,899	$ 64,899	$126,202	$ 59,833

Supplemental disclosures with respect to the consolidated statements of cash flows:

	Cumulative Amounts From October 7, 1994 To November 30, 2003	Years Ended November 30, 2003	2002	2001
Cash paid during the period for:				
Interest	$ -	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -	$ -

Since inception of the exploration stage, the Company has issued a total of 1,263,309 common shares (adjusted for roll-back) for non-cash consideration as follows:

Year	Number of Shares	Amount	Consideration
2002	95,000	$ 15,350	Finder's fees
2002	557,609	66,457	Shares for debt owing
1999	10,700	8,025	Finder's fees
1996	600,000	600,000	Acquisition of mineral property

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND DEFICIT
(Expressed in Canadian Dollars)

	Number of Shares	Price	Value of Common Shares Issued and Fully Paid	Common Shares Committed to be Issued	Deficit Accumulated During the Exploration Stage	Total
Balance at November 30, 2000	2,777,293		$ 4,230,059	$ -	$(3,661,287)	$ 568,772
Common shares committed to be issued (Note 6)	-		-	125,000	-	125,000
Net loss for the year	-		-	-	(679,437)	(679,437)
Balance at November 30, 2001	2,777,293		4,230,059	125,000	(4,340,724)	14,335
Issuance of shares for cash:						
Private placement	1,350,000	$ 0.10	135,000	(125,000)	-	10,000
Private placement	850,000	0.23	195,500	-	-	195,500
Exercise of options	75,000	0.17	12,750	-	-	12,750
Exercise of warrants	1,300,000	0.12	156,000	-	-	156,000
Exercise of warrants	80,834	0.30	24,250	-	-	24,250
Issuance of shares for finder's fee	50,000	0.10	5,000	-	-	5,000
Issuance of shares for finder's fee	45,000	0.23	10,350	-	-	10,350
Share issuance expense			(15,350)	-	-	(15,350)
Settlement of debts	475,337	0.10	47,534	-	-	47,534
Settlement of debts	82,272	0.23	18,923	-	-	18,923
Net loss for the year	-		-	-	(315,085)	(315,085)
Balance at November 30, 2002	7,085,736		4,820,016	-	(4,655,809)	164,207
Issuance of shares for cash:						
Private placement	250,000	0.12	30,000	-	-	30,000
Exercise of options	225,000	0.17	38,250	-	-	38,250
Exercise of options	25,000	0.24	6,000	-	-	6,000
Exercise of warrants	112,500	0.30	33,750	-	-	33,750
Private placement	900,000	0.075	67,500	-	-	67,500
Net loss for the year	-		-	-	(263,199)	(263,199)
Balance at November 30, 2003	8,598,236		$ 4,995,516	$ -	$(4,919,008)	$ 76,508

The accompanying notes are an integral part of these consolidated financial statements.

1. NATURE AND CONTINUANCE OF OPERATIONS

The Company's principal business activity is the exploration and development of mineral properties.

The Company is in the process of exploring and developing its mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable.

The Company's consolidated financial statements are presented on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of operations. However, the Company does not generate sufficient cash flow from operations to adequately fund its activities and has therefore relied principally upon the issuance of securities for financing. Future capital requirements will depend on many factors including the Company's ability to execute its business plan. The Company intends to continue relying upon the issuance of securities to finance its future activities but there can be no assurance that such financing will be available on a timely basis under terms acceptable to the Company. These consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classifications of assets and liabilities should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Accounts specifically requiring the use of management estimates and assumptions in determining carrying values are receivables, prepaid expenses, property, plant and equipment, investments, accounts payable and accrued liabilities, due from related party, due to affiliated company and future income taxes.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Triband Resource US Inc. (incorporated in Nevada, U.S.A.). All significant intercompany balances and transactions have been eliminated.

Cash

Cash consists of demand deposits with a major Canadian financial institution.

Financial instruments

The Company's financial instruments consist of receivables, accounts payable and accrued liabilities, due from related party and due to affiliated company. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Exploration and development costs

The Company has adopted the policy of expensing development and exploration costs as incurred. The Company will expense future exploration and development costs until such time as the existence of proven and probable reserves is determined, or sufficient objective evidence in the opinion of Management is obtained to support the recognition of an asset.

Property evaluations

The Company reviews and evaluates the carrying amounts of its mineral properties when events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that the net recoverable amount is significantly less than the carrying value and the impairment in value is likely to be permanent, a reduction in the carrying amount of mineral properties with a corresponding charge to operation is recorded.

Cost of maintaining mineral properties

The Company does not accrue the estimated future costs of maintaining its mineral properties in good standing.

Acquisition costs

Acquisition costs are capitalized on properties where proven and provable reserves exist.

Environmental protection and reclamation costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures. Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not anticipate any material capital expenditures for environmental control facilities because it is at an early stage of exploration. Estimated future removal and site restoration costs are considered minimal.

Property, plant and equipment

Property, plant and equipment are recorded at cost and are being amortized to estimated residual values over their useful lives using the declining balance method at rates of 20% and 30% per annum.

Investments

The Company's long-term investments are accounted for on the cost basis. The investments will be written-down to their estimated net realizable value when there is evidence of a decline in value below carried cost that is other than temporary.

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Capital stock

The proceeds from the exercise of stock options, warrants and escrow shares are credited to capital stock in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

Foreign exchange

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction date. Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange. Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each year-end are included in statements of operations.

Basic and diluted loss per share

Basic loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per share is calculated by dividing the net loss by the sum of the weighted average number of common shares outstanding and the dilutive common equivalent shares outstanding during the year. Common equivalent shares consist of the shares issuable upon exercise of stock options and warrants calculated using the treasury stock method. Common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted net loss per common share when the effect would be anti- dilutive.

Stock-based compensation

The Company has a stock option plan as described in Note 6. The Company uses the accounting recommendations of CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments". Under these recommendations the Company is permitted to continue with its existing policy of recording no compensation cost on the granting of stock options to employees and directors that are not direct awards of stock or stock appreciation rights and in accordance with the policy will provide certain pro-forma disclosure as required by the fair value method of accounting for stock options. The Company uses the Black-Scholes option pricing model to estimate the fair value of each stock option at the date of grant. The pro-forma information is provided in Note 11. Any consideration received on the exercise of stock options is credited to share capital. The Company has not yet adopted certain new provisions of CICA Handbook Section 3870, which will become effective for its 2004 fiscal year if applied prospectively. The adoption of the new standard would result in expense recognition for options granted after November 30, 2003.

Income taxes

Future income taxes are recorded for using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the Company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

(Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Impairment of long-lived assets - The Company has not yet adopted the provisions of CICA Handbook Section 3063, "Impairment of Long-lived Assets", which will become effective for its 2004 fiscal year. Management does not expect the adoption of the new standard to have an impact on its financial statements.

3. PROPERTY, PLANT AND EQUIPMENT

			Net Book Value	
	Cost	Accumulated Amortization	2003	2002
Office furniture and equipment	$13,825	$ 6,068	$ 7,757	$ 9,697
Computer equipment	10,050	7,637	2,413	3,447
	$23,875	$ 13,705	$ 10,170	$13,144

4. MINERAL PROPERTIES

Future mineral property payments

The Company's wholly owned subsidiary holds title to twenty-three unpatented mining claims, referred to as the BET 1-23 Claims, located in Whisky Canyon, Lander County, Nevada, USA and also has an agreement to acquire the two Betty O'Neal claims in the same location. The two sets of claims border each other.

To earn a 100% interest in the BET 1-23 Claims, the Company is required to pay annual fees of US$8.50 per claim plus total maintenance fees of US$2,300 per year.

To earn a 100% interest in the Betty O'Neal Claims, the Company is required to pay the following:

a) Minimum advanced royalty payments according to the following schedule:
   - US$20,000 by July 9, 2003 (amended June 18, 2003 to US$9,000 due on July 13, 2003 (paid) and US$9,000 due January 1, 2004 (paid)).
   - US$25,000 by July 9, 2004.
   - US$50,000 by July 9, 2005 and each subsequent year.
   - Total purchase price for the property is US$2,000,000 due on July 9, 2015. The Company's advance royalty payment beginning on July 9, 2005 will be credited against the purchase price of the property. The purchase price is also subject to adjustment for one-half of the price of the property. The purchase price is also subject to adjustment for one-half of the rate of inflation according to the United States Department of Commerce Producers' Price Index.

(Expressed in Canadian Dollars)

4. MINERAL PROPERTIES (cont'd...)

Future mineral property payments (cont'd...)

b) Production royalty
- If the Company places the property in production before the fifteenth year, the Company is required to pay a 2.5% net smelter royalty on production. The production royalty payment can also be applied to the purchase price.

c) Exploration and development work according to the following schedule:
- Incur expenditures totaling US$20,000 by July 9, 2003 (incurred)
- Incur expenditures totaling US$25,000 by July 9, 2004
- Incur expenditures totaling US$50,000 by July 9, 2005 and during each of the following year during the lease term.
- The maximum required total work commitment from the date of this lease shall be $250,000.

Title to mineral properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties are in good standing.

5. INVESTMENTS

	2003	2002
Investments are comprised of:		
Puresource, Inc.		
240,000 common shares (2002 - 240,000 common shares)	$ 1	$ 1
Clearant, Inc.		
30,994 common shares (2002 - 29,015 common shares)	27,564	27,564
	$ 27,565	$ 27,565

Puresourse, Inc. and Clearant, Inc.

The Company had acquired 240,000 common shares of Puresource, Inc. ("Puresource"), a private company incorporated in the State of Washington, United States for $146,450. The investment is accounted for using the cost basis.

On the sale of Puresource assets to Clearant, Inc. ("Clearant") in 1999, Puresource received shares and promissory convertible notes in Clearant. Subsequently, Puresource has been winding up by distributing its assets, comprising Clearant shares. The investment in shares of Puresource had been written down in prior years to a nominal value of $1. The balance of the investment in Puresource will be written-off in the financial statements at the date of formal wind up and dissolution of the corporation. The investment in Clearant is accounted for on the basis of the recorded value of the shares received on transfer. In October 2003, the Company received an additional 1,979 shares in Clearant.

(Expressed in Canadian Dollars)

5. INVESTMENTS (cont'd...)

eFinancial Training.com Inc.

On May 2, 2000, the Company entered into a letter of intent with eFinancial Training.com Inc. ("eFinancial") and the sole shareholder of eFinancial, pursuant to which the Company agreed to acquire all of the issued and outstanding shares of eFinancial for a purchase price of $1,575,000 to be payable by 3,500,000 performance escrow common shares of the Company. Concurrent with the acquisition, the Company announced its intention to proceed with a private placement of 1,800,000 units at the price of $0.45 per unit.

The Company subsequently determined not to proceed with the acquisition of eFinancial and the private placement due to certain difficulties. Consequently, all costs (recoveries) relating to this acquisition, totaling $Nil (2002 - $ Nil, 2001 - $(1,650)) were written-off to operations.

Via Vis Technologies Inc.

On January 27, 2001, the Company entered into an agreement with Via Vis Technologies Inc. ("Via Vis") and its principal shareholders whereby the Company had agreed, among other things, to acquire all of the issued and outstanding shares of Via Vis in exchange of 41,500,000 common shares of the Company.

The Company subsequently determined not to proceed with the acquisition of Via Vis due to certain difficulties. Consequently, all costs relating to this acquisition totaling $Nil (2002 - $ Nil, 2001 - $3,422), were written-off to operations.

6. CAPITAL STOCK

	Number of Shares	Amount
Authorized		
Unlimited number of common shares without par value		
Unlimited number of preferred shares, issuable in series		
Common shares issued		
As at November 30, 2000 and 2001	2,777,293	$4,230,059
For cash – private placements	2,200,000	330,500
For cash – exercise of options	75,000	12,750
For cash – exercise of warrants	1,380,834	180,250
For finder's fees	95,000	-
For settlement of debts	557,609	66,457
As at November 30, 2002	7,085,736	4,820,016
For cash – private placements	1,150,000	97,500
For cash – exercise of options	250,000	44,250
For cash – exercise of warrants	112,500	33,750
As at November 30, 2003	8,598,236	$4,995,516

(Expressed in Canadian Dollars)

6. CAPITAL STOCK (cont'd...)

Effective August 22, 2001, the Company consolidated its shares on a basis of one new share for every five old shares. The effects of the consolidation have been applied on a retroactive basis.

Shares for Debt

In December 2001, the Company issued 475,337 Common shares for debt at $0.10 per share. In June 2002, the Company issued 82,272 Common shares for debt at $0.23 per share.

Warrants

Transactions concerning share purchase warrants are summarized as follows:

	2003	2002	2001
Outstanding, beginning of year	864,166	-	440,000
Expired at September 29, 2001	-	-	(440,000)
Issued: exercisable at $0.12, expiring October 10, 2002, then at $0.15 expiring October 10, 2003	-	1,350,000	-
Exercised at $0.12	-	(1,300,000)	-
Expired at October 10, 2003	(50,000)	-	-
Issued: exercisable at $0.30, expiring June 5, 2004	-	895,000	-
Exercised at $0.30	(112,500)	(80,834)	-
Exercisable at $0.15,expiring December 3, 2004	250,000	-	-
Issued: exercisable at $0.105, expiring November 27, 2005	900,000	-	-
Outstanding, end of year	1,851,666	864,166	-

The following warrants were outstanding at November 30, 2003:

Number of Warrants	Exercise Price	Expiry Date
701,666	$0.30	June 5, 2004
250,000	0.15	December 3, 2004
900,000	0.105	November 27, 2005
1851,666		

(Expressed in Canadian Dollars)

6. CAPITAL STOCK (cont'd…)

Warrants (cont'd…)

The following warrants were outstanding at November 30, 2002:

Number of Warrants	Exercise Price	Expiry Date
50,000	$0.15	October 10, 2003
814,166	0.30	June 5, 2004
864,166		

The following warrants were outstanding at November 30, 2001:

Number of Warrants	Exercise Price	Expiry Date
-	n/a	n/a

Stock options

The Company, in accordance with the policies of the TSX Venture Exchange, is authorized to grant options to directors, employees and consultants, to acquire up to 10% of issued and outstanding common stock. The exercise price of each option equals the average market price of the Company's stock as calculated over the ten trading days preceding the date of grant. The options can be granted for a maximum term of 5 years. The consolidation of the Company's outstanding options on a one new for every five old basis on August 22, 2001 have been applied on a retroactive basis.

The following table summarizes the number of shares under option and the exercise price thereof:

	2003	2002	2001
Balance, beginning of year	430,000	202,000	202,000
Granted (per share)			
$0.17 (expiring on February 27, 2007)			
$0.24 (expiring on January 24, 2002)	200,000	505,000	-
Exercised (per share)			
$0.17	(225,000)	(75,000)	-
$0.24	(25,000)	-	-
Cancelled (per share)			
$0.75	-	(5,000)	-
$1.20	-	(5,000)	-
$0.75	-	(25,000)	-
$1.20	-	(40,000)	-
$1.55	-	(32,000)	-
$2.60	-	(95,000)	-
Balance, end of year	380,000	430,000	202,000
Weighted average exercise price	$ 0.20	$ 1.17	$ 1.85

(Expressed in Canadian Dollars)

6. CAPITAL STOCK (cont'd…)

Stock options (cont'd…)

The following incentive stock options were outstanding at November 30, 2003:

Number of Shares	Exercise Price	Expiry Date
205,000	$ 0.17	February 27, 2007
175,000	0.24	January 24, 2007
380,000		

The following incentive stock options were outstanding at November 30, 2002:

Number of Shares	Exercise Price	Expiry Date
430,000	$ 0.17	February 27, 2007

The following incentive stock options were outstanding at November 30, 2001:

Number of Shares	Exercise Price	Expiry Date
5,000	$ 0.75	May 8, 2002
5,000	1.20	June 10, 2003
25,000	0.75	June 10, 2003
40,000	1.20	February 10, 2005
32,000	1.55	February 22, 2005
95,000	2.60	April 4, 2005
202,000		

In 2002, the Company canceled all options that were outstanding at November 30, 2001.

7. RELATED PARTY TRANSACTIONS

These consolidated financial statements include transactions with related parties as follows:

a) The Company paid $Nil (2002 - $31,400; 2001 - $10,000) to directors or companies controlled by directors for geological services which have been expensed as property investigation costs.

(Expressed in Canadian Dollars)

7. RELATED PARTY TRANSACTIONS (cont'd…)

b) The Company paid $60,000 (2002 - $60,000; 2001 - $70,000) in consulting fees to Company directors.

c) Accounts payable includes $3,000 (2002 - $Nil) due to a director for consulting, and $5,333 (2002 - $Nil) to a company controlled by a director for office rent.

d) Amounts due from a related party of $5,350 (2002 - $Nil) is a short term expense advance to a company controlled by a director.

e) Amounts due to affiliated companies are unsecured, non-interest bearing, with no fixed terms of repayment.

All transactions with related parties were recorded at market value.

8. INCOME TAXES

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities by applying the combined Canadian federal and provincial income tax rate of 37.79% (2002 – 40.04%) are as follows:

	2003	2002
Net loss for the year	$ (263,199)	$ (315,085)
Income tax recovery at combined basic Canadian Federal and Provincial tax rate: 37.79% (2002 – 40.04%)	$ 99,462	$ 126,160
Foreign tax rates differentials	(12,000)	(15,995)
Tax benefit of losses not recognized in current year	(87,462)	(110,165)
Income tax recovery	$ -	$ -

A reconciliation of the income tax benefit (provisions) with amounts determined by applying the Canadian income tax rates to the consolidated loss for completed financial periods is as follows:

	2003	2002
Future income tax:		
Property, plant and equipment	$ 5,400	$ 4,300
Exploration and development expenditures	484,000	500,000
Issuance costs	99,000	105,200
Losses available for future periods	939,000	1,189,000
	1,527,400	1,798,500
Valuation allowance	(1,527,400)	(1,798,500)
	$ -	$ -

(Expressed in Canadian Dollars)

8. INCOME TAXES (cont'd…)

The above loss available for future periods include US operating losses by applying the income tax rates of 34% (2002 – 34%, 2001 – 34%). These tax benefits have not been recognized in the consolidated financial statements, as there is no certainty that they will be utilized.

Subject to certain restrictions, the Company has exploration and development expenditures of approximately $1,277,000 (2002: $1,249,000) and operating losses of approximately $1,399,500 (2002: $1,156,800) available to reduce future Canadian taxable income. The Company also has operating losses from US subsidiary of approximately $1,207,200 (2002: $1,185,000) available to reduce US taxable income. These losses expire as follows:

2004	$ 17,300	$ -
2005	147,800	-
2006	283,400	-
2007	243,800	-
2008	210,100	-
2009	254,400	-
2010	242,700	-
2018	-	628,800
2019	-	306,200
2020	-	202,700
2021	-	41,100
2022	-	6,200
2023	-	22,200
	$1,399,500	$1,207,200

9. CONTINGENCIES

Environmental regulations

All phases of the Company's operations are subject to environmental regulations. Environmental legislation, in the countries in which the Company is currently performing exploration work, is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibilities for companies and their officers, directors and employees. Although presently, compliance with such laws is not a significant factor in the Company's operations, there is no assurance that future changes in environmental regulations, if any, will not adversely affect the Company's operations.

Income Taxes

The Company is in dispute with the British Columbia Provincial taxation authorities respecting potential additional corporate capital taxes owing in the amount of approximately $19,000 plus interest and penalties. The ultimate resolution of this matter cannot be predicted with certainty; however, the Company's management believes that any reassessments will not have a material adverse effect on the Company's financial condition or results of operations.

No provisions have been made in the accounts or in these financial statements with respect to this matter. Any reassessment will be reflected as a charge in the year incurred.

(Expressed in Canadian Dollars)

10. SUBSEQUENT EVENTS

a) On December 8, 2003, the Company's shareholders, at an Extraordinary and Special Meeting of Shareholders, voted in favour of a share consolidation on a four old shares for one new share basis. The shareholders also approved a name change of the Company to "Wealth Minerals Ltd." The consolidation and name change were effective on January 14, 2004.

b) In January 2004 the Company arranged a non-brokered private placement of up to 850,000 units (of which 600,000 units were to insiders) at a price of $0.24 per unit. Each unit is to consist of one common share and one-half share purchase warrant. One whole warrant is exercisable at $0.35 per share for a period of 2 years. The private placement received regulatory approval on February 20, 2004.

c) On January 30, 2004 the Company announced its plan to issue 85,583 shares (of which 28,333 shares were to insiders) at $0.24 per share for settlement of debts. The plan received regulatory approval on February 20, 2004.

   Based on the approval of shareholders at the Annual General Meeting held in August, 2003, and subject to regulatory approval, the Company, on January 29, 2004, announced the following:

   i) it would re-set the exercise price of all existing incentive stock options to $0.25 per share. This price represented the closing price of the securities as traded on the TSX Venture Exchange as of January 28, 2004, less the applicable market discount. There were 95,000 stock options outstanding at that date, and

   ii) It would issue a further 120,000 incentive stock options at $0.25 per share to certain directors and consultants of the Company.

d) On March 1, 2004, the Company announced that it would enter into a non-brokered private placement of up to 2,500,000 units at $0.27 per unit. Each unit will consist of one common share and one-half common share purchase warrant. A full warrant will be required to purchase one common share at $0.35 per share. These warrants will expire 24 months after closing. If within the 24 months post closing, the common shares of the Company trade above $1 for a period of ten consecutive trading days, the Company will have the right to force the exercise of the warrants after the four month hold period has expired. This private placement is subject to regulatory approval.

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. Except as set out below, these financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

(Expressed in Canadian Dollars)

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Stock Based Compensation

The United States Financial Accounting Standards Board has issued Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB25"). This statement uses the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price over the exercise price, at the date the stock options are granted. As at November 31, 2003, no compensation cost would have been recorded for any period under this method. Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period.

SFAS 123 allows the Company to continue to measure the compensation cost of employees and directors in accordance with APB 25. Canadian generally accepted accounting principles do not require the reporting of any stock based compensation expense in the Company's financial statements.

The Company uses the Black Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date. As at November 30, 2003, cumulative compensation expense totaling $350,111 (2002 - $342,311; 2001 - $269,211) has been incurred. Cumulative compensation expense does not include the value of options granted and subsequently forfeited. In determining the fair value of the incentive stock options, the following assumptions were used:

	2003	2002	2001
Risk free interest rate	1.50%	1.72%	4.27%
Expected life	2 years	5 years	5 years
Expected volatility	102%	102%	68%
Expected dividends	-	-	-

The following is a summary of the status of stock options outstanding at November 30, 2003:

		Outstanding Options		Exercisable Options	
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ 0.17	205,000	3.25	$0.17	205,000	$0.17
0.24	175,000	3.17	0.24	175,000	0.24

(Expressed in Canadian Dollars)

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Stock Based Compensation (cont'd…)

The following is a summary of the stock based compensation plan during 2003, 2002 and 2001:

	Number of Shares	Weighted Average Exercise Price
Outstanding and exercisable at November 30, 2000	245,000	$1.88
Forfeited	(43,000)	2.03
Outstanding and exercisable at November 30, 2001	202,000	1.85
Granted	505,000	0.17
Exercised	(75,000)	0.17
Forfeited	(202,000)	1.85
Outstanding and exercisable at November 30, 2002	430,000	0.17
Granted	200,000	0.24
Exercised	(225,000)	0.17
Exercised	(25,000)	0.24
Outstanding and exercisable at November 30, 2003	380,000	0.20

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the tax rates in effect in the years when the temporary differences are expected to reverse.

Mineral properties

The Company's policy of expensing development and exploration costs except in the case where an outright property interest has been acquired has resulted in an accounting treatment for these costs which the Company considers to be, in substance, congruent with US GAAP.

(Expressed in Canadian Dollars)

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Trading securities and available-for-sale securities

Under Canadian generally accepted accounting principles, marketable securities are recorded at the lower of cost or quoted market value. Long-term investments are recorded at cost and only written down when there is evidence of a decline in value below carried value that is other than temporary. Holding gains are never recognized.

Under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), unrealized holding gains and losses for trading securities are included in statements of operations. Unrealized holding gains and losses for available-for-sale securities are excluded from statements of operations and reported as a net amount in a separate component of shareholders' equity until realized.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", addresses standards for the reporting and display of comprehensive income and its components.

Comprehensive income includes net income and other comprehensive income. Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under United States generally accepted accounting principles.

For the years ended November 30, 2003, 2002 and 2001, there were no other items of comprehensive income.

Recent accounting pronouncements

In July, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards 141 and 142 ("SFAS 141" and "SFAS 142"), "Business Combinations" and "Goodwill and Other Intangible Assets." SFAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired, SFAS 141 and SFAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 ceased, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 are reclassified to goodwill. Companies are required to adopt SFAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company is required to adopt SFAS 141 and 142 on a prospective basis as of January 1, 2002. The Company has not recorded any goodwill and, therefore, the application of SFAS 141 and 142 does not have a material effect on its financial position or results of operations.

(Expressed in Canadian Dollars)

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Recent accounting pronouncements (cont'd…)

In July 2001, FASB issued Statement of Financial Accounting Standards 143, ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. This standard is effective for the Company's 2003 fiscal year, but earlier adoption was encouraged. Adoption of the standard has not had any impact on the financial statements of the Company.

In August 2001, FASB issued Statement of Financial Accounting Standards 144, ("SFAS 144") "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FASB issued SFAS 144 to establish a single accounting model, based on the framework established in SFAS 121, as SFAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, "Reporting The Results of Operations – Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary, Usual and Infrequently Occurring Events and Transactions." SFAS 144 also resolves significant implementation issues related to SFAS 121. Companies are required to adopt SFAS 144 for fiscal years beginning after December 15, 2001, but early adoption was permitted. The Company adopted SFAS 144 as of December 1, 2002. The Company has determined that the application of SFAS 144 does not have a material effect on its financial position or results of operations.

In April 2002, FASB issued Statement of Financial Accounting Standards 145, ("SFAS 145"), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. This statement rescinds SFAS 4, which required all gains and losses from retirements of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS 64 amended SFAS 4 and is no longer necessary as SFAS 4 has been rescinded. SFAS 145 amends SFAS 13 to require certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. Adoption of the standard has not had any impact on the financial statements of the Company.

In June 2002, FASB issued Statement of Financial Accounting Standards 146, ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 supersedes EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Adoption of the standard has not had any impact on the financial statements of the Company.

(Expressed in Canadian Dollars)

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Recent accounting pronouncements (cont'd…)

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus regarding EITF Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate units of accounting but also how the arrangement's consideration should be allocated among separate units. The pronouncement is effective for the Company commencing with its 2004 fiscal year and is not expected to have a material impact on its results of operations or financial position.

In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a roll-forward of the entity's product warranty liabilities. The Company applies the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The disclosure provisions of FIN 45 are effective for financial statements for the first quarter of the Company's fiscal year 2003. Adoption of the standard has not had any impact on the financial statements of the Company.

In October 2002, FASB issued Statements of Financial Accounting Standards No. 147, "Accounting of Certain Financial Institutions – an amendment of FASB Statements No. 72 and 44 and FASB Interpretation No. 9" ("SFAS 147"). SFAS 147 requires the application of the purchase method of accounting to all acquisitions of financial institutions, except transactions between two or more mutual enterprises. SFAS 147 is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. Adoption of the standard has not had any impact on the financial statements of the Company.

In December 2002, FASB issued Statement of Financial Accounting Standards 148, ("SFAS 148"), "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for the Company's 2003 fiscal year. The interim disclosure requirements are effective for the second quarter of the Company's 2003 fiscal year. The Company does not expect SFAS 148 to have a material effect on its results of operations or financial condition.

In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). This statement amends SFAS 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and must be applied prospectively. Adoption of the standard has not had any impact on the financial statements of the Company.

(Expressed in Canadian Dollars)

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Recent accounting pronouncements (cont'd…)

In May 2003, the FASB issued SFAS No. 150 "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). This statement established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 and must be applied prospectively by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Adoption of the standard has not had any impact on the financial statements of the Company.

In January 2003, FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect FIN 46 to have a material effect on its results of operations or financial condition.

The impact of the above differences between Canadian and United States generally accepted accounting principles on statement of loss, as reported, is as follows:

	Cumulative amount from October 7, 1994 to November 30, 2003	Years Ended November 30, 2003	2002	2001
Loss for the period as reported	$(4,919,008)	$ (263,199)	$(315,085)	$(679,437)
Less:				
Compensation expense - stock options	(350,111)	(7,800)	(73,100)	-
Loss for the period in accordance with United States generally accepted accounting principles	$(5,269,119)	$ (270,999)	$(388,185)	$(679,437)

(Expressed in Canadian Dollars)

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

Recent accounting pronouncements (cont'd...)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statement of deficit, as reported, is as follows:

	Years Ended November 30, 2003	2002	2001
Deficit, as reported	$(4,919,008)	$(4,655,809)	$(4,340,724)
Cumulative compensation expense - stock options	(350,111)	(342,311)	(269,211)
Deficit in accordance with United States generally accepted accounting principles	$(5,269,119)	$(4,998,120)	$(4,609,935)

	Capital Stock Number Of Shares	Capital Stock Amount	Common Shares Committed To be Issued	Deficit Accumulated During the Exploration Stage	Total
Shareholders' equity as reported November 30, 2001	2,777,293	$4,230,059	$ 125,000	$(4,340,724)	$ 14,335
Cumulative compensation expense - stock options	-	269,211	-	(269,211)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2001	2,777,293	$4,499,270	$ 125,000	$(4,609,935)	$ 14,335

(Expressed in Canadian Dollars)

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

Recent accounting pronouncements (cont'd...)

	Capital Stock		Common Shares Committed To be Issued	Deficit Accumulated During the Exploration Stage	Total
	Number Of Shares	Amount			
Shareholders' equity as reported November 30, 2002	7,085,736	$4,820,016	$ -	$(4,655,809)	$ 164,207
Cumulative compensation expense - stock options	-	342,311	-	(342,311)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2002	7,085,736	$5,162,327	$ -	$(4,998,120)	$ 164,207
Shareholders' equity as reported November 30, 2003	8,598,236	$4,995,516	$ -	$(4,919,008)	$ 76,508
Cumulative compensation expense - stock options	-	350,111	-	(350,111)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2003	8,598,236	$5,345,627	$ -	$(5,269,119)	$ 76,508

Loss per share

SFAS No. 128 "Earnings Per Share" simplifies the computation of earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share, as defined. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

(Expressed in Canadian Dollars)

11. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Loss per share (cont'd…)

The following loss per share information results under United States general accepted accounting principles:

	2003	2002	2001
Net loss for the period under United States GAAP	$ (270,999)	$ (388,185)	$ (679,437)
Weighted average number of shares outstanding under United States GAAP (adjusted for 2001 roll-back)	7,634,435	5,712,781	2,777,293
Basic loss per share	$ (0.04)	$ (0.07)	$ (0.24)

Diluted loss per share has not been disclosed as the effect of the exercise of the Company's outstanding options and warrants would be anti-dilutive.

Triband Enterprise Corp.
QUARTERLY AND YEAREND REPORT
BC FORM 51-901F
Schedule B - Supplementary Information
November 30, 2003

(1) ***Analysis of Expenses and Deferred Costs:***

During the year ended November 30, 2003, the Company incurred exploration costs of $ 27,783 (2002: $57,664)

	2003	2002
Claim fees	4,405	3,820
Insurance	0	2,926
Property option payments	23,378	11,491
Consulting	0	38,981
Other	0	846
	27,783	57,664

All of these costs were related to the Company's Nevada, USA mineral claims.
Refer to Note 4 to the annual audited consolidated financial statements.

(2) ***Related party transactions:***

a) The Company paid $60,000 (2002 - $60,000) for consulting fees to a company controlled by a director.

b) During the period, the Company paid $ nil (2002 - $31,400) to directors or companies controlled by directors for geological consulting services expensed as property investigation costs.

c) Amounts due from a related party of $5,350 (2002 - $ nil) is a short term expense advance to a company controlled by a director.

d) Accounts payable includes $3,000 (2002 - $ nil) due to a director for consulting, and $5,333 (2002 - $ nil) to a company controlled by a director.

(3a) ***Summary of securities issued during the year:***

Date	Type	Type of Issue	Number	Price	Proceeds	Consideration	Issue Costs
12/10/02	Units	Private placement	250,000	$0.120	$ 30,000	Cash	Nil
1/21/03	Shares	Options exercised	200,000	$0.170	$ 34,000	Cash	n/a
1/22/03	Shares	Options exercised	25,000	$0.170	$ 4,250	Cash	n/a
2/17/03	Shares	Warrants exercised	112,500	$0.300	$ 33,750	Cash	n/a
6/25/03	Shares	Options exercised	25,000	$0.240	$ 6,000	Cash	n/a
11/27/03	Units	Private placement	900,000	$0.075	$ 67,500	Cash	Nil
			1,512,500				

(3b) ***Summary of options granted during the year:***

Date Granted	Number	Optionee	Price	Expiry Date
1/24/03	175,000	Gary Freeman	$0.24	1/24/07
1/24/03	25,000	Albert Wu	$0.24	1/24/07
	200,000			

(4) ***Summary of securities as at the end of the period:***

a) Authorized share capital: Unlimited number of Common Shares without par value
Unlimited number of Preferred Shares, issuable in series

b) Issued share capital: 8,598,236 Common Shares ($4,895,516 recorded value)

c) Options, warrants and convertible securities outstanding:

Security	Number	Price	Expiry Date	Recorded Value
Options	175,000	$0.240	1/24/07	Nil
Options	205,000	$0.170	2/27/07	Nil
Warrants	701,666	$0.300	9/5/04	Nil
Warrants	250,000	$0.150	12/3/04	Nil
Warrants	900,000	$0.105	11/27/05	Nil

Also refer to Note 6 to the annual audited consolidated financial statements.

d) Shares subject to pooling or escrow agreements: Nil

(5) ***List of directors and officers at end of the period:***

Gary R. Freeman, Director and President
Jerry G. Pogue, Director
Michael L. Bartlett, Director
Gil Atzmon, Director

TRIBAND ENTERPRISE CORP.
QUARTERLY AND YEAR END REPORT
BC FORM 51-901F

SCHEDULE C- MANAGEMENT DISCUSSION AND ANALYSIS
NOVEMBER 30, 2003

This Management Discussion & Analysis summarizes the activities of the Company to date, and provides financial information for the year ended November 30, 2003. The following discussion and analysis should be read in conjunction with the annual audited consolidated financial statements and notes thereto for the year ended November 30, 2003.

Description of Business:

Triband Enterprise Corp. is a corporation engaged in the acquisition and exploration of mineral properties in the United States. The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, maintaining the mining licenses in good standing with government agencies, the stability of the socio-political environment in the jurisdictions which the Company operates, the ability of the Company to obtain necessary financing to complete the development, the future profitable production or proceeds from the disposition of mining properties, and the Company's ability to satisfy its commitment obligations.

The Company's policy is to expense all net costs related to the acquisition and exploration of its mineral properties. The Company evaluates each property on the completion of each exploration program conducted on the property and determines whether or not it will continue to hold, further explore the property, sell or abandon the property.

On December 8, 2003, the Company's shareholders, at the Extraordinary and Special Meeting of Shareholders, voted in favour of a name change to "Wealth Minerals Ltd." and approved a share consolidation on the basis of four old shares for one new share. The consolidation and name change were effective January 14, 2004.

Discussion of Operations and Financial Conditions:

Mineral Properties

The Company has resumed its exploration activities and fulfilled its work commitments in the Whisky Canyon project in Nevada. The Lewis property consists of the 100% owned BET claims covering 450 acres and the Betty O'Neal group, currently under option, covering 330 acres. These acreages are all within the Whisky Canyon area. The Company has obtained maps, geological surveys and historical assay information about the properties. As a result, the Company is assessing joint venture opportunities.

During 2002, the Company paid US$7,500 against a property payment of US$15,000 due on July 9, 2002 in respect of the Betty O'Neal claims. The Company reached an agreement with the property owner of the Betty O'Neal claims to defer the balance of the property payment due being US$7,500 until February 8, 2003, and it was paid at that time. In June 2003, the Company amended its lease agreement for the current year whereby US$9,000 was paid at that time, to be followed by US$9,000 due (and paid) January 1, 2004. The aforementioned payments, along with claim fees of US$4,400 comprise all of the year's exploration costs.

Analysis of operating results

The net loss for the year ended November 30, 2003 was $263,199 or $0.03 per share in comparison with a loss of $315,085 or $0.06 per share for the prior year. The largest line item costs were consulting fees of $82,800 (2002- $100,522), professional fees of $52,900 (2002 - $40,798) and exploration costs of $27,783 (2002 - $57,664). These items comprise 62% (2002 – 63%) of the total loss for the year. Consulting fees include $60,000 (2002 - $60,000) paid to the president of the Company. During the fiscal year, the president committed 100% of his time to the affairs of the Company. He is responsible for day to day management of all activities in the Company, including overall corporate development, managing property exploration, investigation of new mineral properties, and financings. Consulting fees in 2002 included amounts paid to an individual for assistance in that regard. Professional fees include legal, regulatory, accounting and audit work. No professional fees were charged by any related parties. Exploration costs for the current year are comprised of required property option payments and claim fees. In 2002, geological reconnaissance work was carried out, resulting in higher total exploration costs for that year.

Subsequent Events:

Refer to Note 10 to the annual audited consolidated financial statements.

Financings, Principle Purposes and Milestones:

During the year, the Company issued a total of 1,512,500 common shares, all issued for cash consideration totaling $175,500 as disclosed on Schedule B and Note 6 of the annual audited consolidated financial statements. Private placements raised proceeds of $97,500 for general working capital. The Company did not raise enough funds during the year to initiate an exploration program on its properties. However, management did raise enough to maintain its interest in the Betty O'Neal claims and the BET 1-23 claims, and intends to make all required payments during the year, including US$25,000 due July 9, 2004 for the Betty O'Neal claims. In January, 2004, the Company arranged a private placement of 850,000 units at $0.24 per unit, subject to regulatory approval. Each unit consists of one common share and ½ share purchase warrant. Each full warrant is exercisable at $0.35 per share for a period of 18 months. The gross proceeds of $204,000 are to be used for working capital and due diligence costs on new properties of merit.

Liquidity and Solvency:

As at November 30, 2003, the Company had working capital of $38,773 and cash on hand of $64,899. These funds are only sufficient to continue operations in the near term. Recognizing this, management subsequently improved its balance sheet as follows:

- arranged the January 2004 private placement (noted above) to enable the Company to continue its operations through the new fiscal year, and to conduct either exploration programs on its properties or acquire other mineral property assets of merit.
- completed a name change and share consolidation January 14, 2004.
- received approval on February 20, 2004 to settle debts of $20,540 by the issuance of 85,583 common shares.

Management expects that the Company's improved balance sheet and restructuring of its share capital will enhance its capability of obtaining additional properties of merit and their associated financing requirements.